Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Shepherd’s Finance, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Fixed Rate Subordinated Notes	457(o)	N/A	N/A	$45,000,000	0.0000927	$4,171.50
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Debt	Fixed Rate Subordinated Notes	415(a)(6)	N/A	N/A	$25,000,000				S-1	333-224557	March 22, 2019	$3,112.50
	Total Offering Amounts					$70,000,000		$4,171.50	(2)
	Total Fees Previously Paid							$4,171.50	(3)
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).
(2)	As discussed on the cover page of the Registration Statement, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes $25 million of unsold securities that have been previously registered. The securities being carried forward to this Registration Statement reduced the amount of fees due from $6,489.00 to $4,171.50.
(3)	Paid in connection with prior filing of the Registrant’s initial Registration Statement on Form S-1 (No. 333-263759) on March 22, 2022.